UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2009

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Contract

On April 29, 2009, Whirlpool Corporation (the “Company”) priced an offering of (1) $350,000,000 aggregate principal amount of 8.000% Notes due 2012 (the “2012 Notes”) and (2) $500,000,000 aggregate principal amount of 8.600% Notes due 2014 (the “2014 Notes” and together with the 2012 Notes, the “Notes”). In connection with the offering, the Company entered into a Selling Agency Agreement and Terms Agreement with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters listed therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon terms and conditions set forth therein, the Notes. The offering of the Notes is expected to close on May 4, 2009.

The Notes will be issued under an indenture dated as of March 20, 2000, between the Company and U.S. Bank National Association (successor to Citibank, N.A.), as trustee, to be supplemented by an officers’ certificate establishing the terms and providing for the issuance of the Notes.

The Notes are registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-157392) filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2009. On April 30, 2009, the Company filed a pricing supplement with the Commission relating to the Notes.

The Company plans to file an amendment to this Current Report on Form 8-K after the expected closing on May 4, 2009, at which time the Company will file certain exhibits relating to this offering.

Item 2.03.	Creation of a Direct Financial Obligation of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

For the full-year 2009, the Company continues to expect earnings per diluted share from continuing operations and free cash flow for the year to be within the ranges disclosed in the Company’s earnings press release for the first fiscal quarter of 2009, which is included in the Company’s Current Report on Form 8-K filed with the Commission on April 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

April 30, 2009	By:	/s/ ROY W. TEMPLIN
	Name:	Roy W. Templin
	Title:	Executive Vice President and
Chief Financial Officer